Exhibit 8.1

[Letterhead of Simpson Thacher & Bartlett LLP]

[●]

Koninklijke Ahold N.V.

Provincialeweg 11

1506 MA Zaandam

The Netherlands

Re: Koninklijke Ahold/Delhaize Merger

Ladies and Gentlemen:

We have acted as counsel to Koninklijke Ahold N.V., a public limited liability company incorporated under the laws of the Netherlands (“Ahold”), in connection with the Merger Agreement, dated as of June 24, 2015 (including the exhibits thereto, the “Merger Agreement”), by and between Ahold and Delhaize Group NV/SA, a public limited liability company incorporated under the laws of Belgium (“Delhaize”), pursuant to which Delhaize shall be merged with and into Ahold, with Ahold continuing as the surviving corporation on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with the filing of the registration statement on Form F-4 Registration No. 333-[●]) (as amended, the “Registration Statement”) filed by Ahold with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed transactions pursuant to the Merger Agreement and to which this opinion appears as an exhibit.

We have examined the Merger Agreement and the Registration Statement. In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, and (iii) any representations made in the Merger Agreement “to the knowledge of,” or based on the belief of Ahold and Delhaize or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “Material Tax Considerations—Material U.S. Federal Income Tax Considerations”.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

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